Exhibit 99.4 Balance Sheets for 1Q05

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of March 31, 2005)

ASSETS		2005	2004	LIABILITIES			2005	2004
		Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS				CURRENT LIABILITIES
	Cash and banks	4,940,493	8,741,868		Banks and financial institutions - short-term		9,485,901	19,722,403
	Time deposits	74,881,501	1,724,418		Banks and financial institutions - current maturities		16,751,009	88,126,030
	Marketable securities	31,569,713	48,674,389		Promisory Notes		46,711,656	0
	Trade receivables	152,351,921	206,296,459		Debentures		95,638,013	109,159,370
	Notes receivable	3,197,292	6,973,733		Current maturities of other long-term liabilities		31,450	460,152
	Sundry debtors	24,839,300	12,824,128		Dividends payable		2,189,791	105,710
	Due from related companies	16,160,435	20,355,713		Accounts payable		82,852,306	129,617,777
	Inventories	4,127,379	19,446,743		Notes payable		0	256,045
	Refundable taxes	0	16,179,311		Sundry creditors		26,730,083	36,964,828
	Prepaid expenses	4,464,983	7,917,979		Due to related companies		23,790,215	22,650,069
	Deferred taxes	14,805,721	17,864,333		Provisions		2,657,642	4,064,644
	Other current assets	70,094,813	75,667,454		Withholdings		11,093,849	11,680,863
	Total current assets	401,433,551	442,666,528		Income tax		29,376,448	-
					Unearned income		8,028,948	9,536,026
FIXED ASSETS					Other current liabilities		1,475,903	2,109,459
	Land	26,129,917	28,120,571			Total current liabilities	356,813,214	434,453,376
	Construction and infrastructure works	188,311,087	188,824,530	LONG-TERM LIABILITIES
	Machinery and equipment	3,096,748,171	3,532,026,571
	Other fixed assets	247,534,431	353,289,036		Banks and financial institutions		354,106,663	319,839,846
	Technical revaluation	9,360,583	9,380,024		Debentures		41,962,979	326,695,288
	Less: accumulated depreciation	2,234,543,001	2,300,624,872		Due to related companies		0	21,846,742
	Fixed assets-net	1,333,541,188	1,811,015,860		Sundry creditors		4,973	3,849,591
					Provisions		33,330,365	19,832,014
OTHER ASSETS					Deferred Taxes		56,710,125	49,105,632
	Investments in related companies	8,190,924	10,389,407		Other long-term liabilities		7,755,512	8,165,771
	Investments in other companies	3,919	3,919			Total long term liabilities	493,870,617	749,334,884
	Goodwill	18,810,103	157,897,495	MINORITY INTEREST			1,600,192	1,341,409
	Long-term debtors	21,808,091	32,104,976
	Intangibles	45,386,696	41,833,263	EQUITY
	Amortization (less)	7,584,877	5,288,948
	Other long-term assets	16,095,150	10,139,898		Paid-in capital		880,977,537	878,321,326
					Reserve		-7,047,820	-4,391,609
					Other reserves		-989,580	-674,778
	Total other assets	102,710,006	247,080,010		Retained earnings:		112,460,585	442,377,790
						Prior years	357,551,545	438,788,314
						(Losses) Income for the period	8,170,508	3,589,476
						Interim dividend (less)	253,261,468	-
						Total equity	985,400,722	1,315,632,729

TOTAL ASSETS		1,837,684,745	2,500,762,398	TOTAL LIABILITIES AND EQUITY			1,837,684,745	2,500,762,398